EXHIBIT 15.4

To the Partners of Icahn Enterprises L.P.

We are aware of the use of our report dated July 26, 2012, relating to the June 30, 2012 unaudited consolidated interim financial statements of Federal-Mogul Corporation, in the financial statements of Icahn Enterprises Holdings L.P. that are included in this Registration Statement on Form S-4 and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes.

/s/ Ernst & Young LLP

Detroit, Michigan

September 5, 2012